Exhibit 99.1

FOR IMMEDIATE RELEASE

Novanta Inc. announces $300 million Private Placement

BOSTON, June 9, 2026 — Novanta Inc. ("Novanta" or the “Company”) announced today that it has entered into a securities purchase agreement for a private placement of the Company’s common shares (“Common Shares”) to institutional and other accredited investors that is expected to result in gross proceeds of approximately $300 million to the Company, before placement agent fees and offering expenses.

Pursuant to the terms of the securities purchase agreement, the investors agreed to purchase an aggregate of 2,142,857 Common Shares at a purchase price of $140.00 per share. The private placement is expected to close on or about June 11, 2026, subject to satisfaction of customary closing conditions.

The offer and sale of the foregoing Common Shares are being made in a transaction not involving a public offering and the Common Shares have not been registered under the Securities Act of 1933, as amended, and may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements. Concurrently with the execution of the securities purchase agreement, the Company and the investors also entered into a registration rights agreement pursuant to which the Company has agreed to register the resale of the Common Shares sold in the private placement.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding Novanta's intent, belief or expectations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "could," "potential," "intend," "expect," "estimate," "believe," "plan," or other similar words or expressions, and include statements regarding the closing of the private placement, Novanta’s agreement to register the resale of the securities issued in the private placement and the expected amount of proceeds from the private placement. Although Novanta believes that expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its assumptions or expectations will be attained, and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on Novanta's operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to the risks detailed from time to time in Novanta's filings with the SEC, including those set forth in its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect management's views as of the date of this press release. Novanta cannot guarantee future results, levels of activity, performance or achievements, and, except as required by law, it expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.